Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2008 FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

Financial and Operational Highlights

•	Fourth quarter 2008 net income of $6.8 million, or $0.65 per diluted share

•	2008 net income of $33.4 million, or $3.08 per diluted share

•	Total number of homeowner policyholders increased 28% in 2008 to 80,400

•	At December 31, 2008, the Company had cash and cash equivalents of $31.7 million, total assets of $233.1 million and stockholders’ equity of $42.9 million

St. Petersburg, FL – March 31, 2009 – United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or the “Company”), an underwriter of primarily homeowners insurance in the State of Florida, today announced financial results for its fourth quarter and year-ended December 31, 2008 (see attached tables).

United’s CEO, Don Cronin stated, “We are pleased to report strong results for the year ended December 31, 2008, a transformational year for our company. Recently, some competitors, including a large national carrier announced that they are leaving the state, and we feel that United has prudently and appropriately positioned itself for continued growth in Florida’s fragmented insurance market. We have been selective with our new business and policy assumption strategy, further strengthened relationships with our reinsurance partners, and maintained a steady investment plan. Let me discuss in detail some of the factors currently affecting United and the Florida insurance market:

•

United increased its total number of policyholders in 2008 by 28% to 80,400, which are diversified throughout the state and not concentrated in any one region. During 2008, United’s gross premium written was $141.6 million compared to $145.1 million in 2007. Although we experienced healthy policy growth during 2008, our total gross written premium declined in 2008 due to the wind mitigation credits that all property and casualty insurance companies were required to implement and provide to policyholders. During 2008, the effect of these credits lowered our average premium per policy by approximately 25% to $1,705 at December 31, 2008 compared to $2,260 at December 31, 2007. Given that the full effect of the wind mitigation credits has been applied to all of our policies during 2008, we do not anticipate that these credits will have a material affect on our gross written premium during 2009.

•

We continue to be selective in our assumption of insurance policies from Florida’s state run insurer, Citizens Property Insurance Corporation (“Citizens”). United was granted approval to assume up to 75,000 policies, but has remained disciplined in assuming only those policies that meet our strict underwriting standards. The Company assumed only 7,000 policies from Citizens during 2008, and 2,200 policies through the first quarter of 2009. The Company has no plans to assume any additional policies until after the 2009 hurricane season.

•

We continue to benefit from experience. United was founded in 1999, and has successfully remained profitable in each year of its operating history, including years of unprecedented storm activity in 2004 and 2005. This is especially important in establishing new and cultivating existing relationships with our reinsurance partners, who we believe prefer to support seasoned companies that are well-capitalized and have operated through difficult conditions.”

United Insurance Holdings Corp.

March 31, 2009

Nick Griffin, United’s CFO added, “The Company continues to maintain a conservative strategy emphasizing liquidity and preservation of invested assets. This strategy has served us well during the last ten years and most notably during the tumultuous last 12 months in the financial markets. Our net investment income and realized gains totaled $7.7 million for 2008, compared to $8.1 million for 2007 with a similarly sized portfolio of assets and cash equivalents. Our investments consist mainly of US treasuries, government agencies, high-quality corporate debt in non-financial sectors and money market instruments. We feel that this asset base and our conservative approach, along with our historically strong cash flow from operations positions United for a successful future. We expect that this will not only continue to provide us with the opportunity to gain market share organically, but potentially capitalize on acquisition opportunities.”

2008 Fourth Quarter Financial Review

Gross written premium increased 27.5% to $34.7 million for the three months ended December 31, 2008, compared to $27.3 million for the three months ended December 31, 2007, as the result of continued new business and policies assumed from Citizens. For the fourth quarter of 2008, losses and loss adjustment expenses (“LAE”) were $3.1 million, compared to $7.2 million for the three months ended December 31, 2007. The decrease is primarily due to a reduction in loss reserves as a result of favorable loss development on current and prior year claims. The Company attributes this favorable loss development to our effective in-house claims staff and to our conservative loss reserving practices.

Net income for the fourth quarter of 2008 was $6.8 million, or $0.65 per diluted share, compared to net income of $7.9 million, or $0.67 per diluted share, for the quarter ended December 31, 2007.

2008 Year End Financial Review

Gross written premium decreased 2.4% to $141.6 million for the year ended December 31, 2008, compared to $145.1 million for the prior year. During 2008 and 2007, the Company received a bonus from Citizens for assuming and retaining policies during 2004 and 2005. This policy assumption bonus, which includes interest income earned on the bonus amounts, was $6.5 million in 2008 compared to $13.6 million in 2007. Since Citizens no longer provides such a bonus, the Company does not expect to receive bonuses related to policies assumed in current or future years. Losses and LAE incurred in 2008 was $28.1 million compared to $25.7 million in 2007. This change is primarily attributable to $3.3 million of incurred losses and LAE related to claims resulting from Tropical Storm Fay.

Net income for 2008 was $33.4 million, or $3.08 per diluted share, compared to net income of $39.6 million, or $3.37 per diluted share, for the year ended December 31, 2007. The Company also included a pro forma computation of its net income, which takes into account conversion of certain subsidiaries into C-Corporations for income tax purposes. For 2009, all United subsidiaries will be treated as C-Corporations for income tax purposes.

Balance Sheet Highlights

As of December 31, 2008, United’s cash and cash equivalents were $31.7 million; total investments were $126.2 million; total assets were $233.1 million; and stockholders’ equity of $42.9 million.

Conference Call

The Company will discuss these results in a conference call on Tuesday, March 31, 2009 at 11:00 a.m. EDT.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (INTERNATIONAL)

United Insurance Holdings Corp.

March 31, 2009

The conference call will also be broadcast live via the “Investor Relations” section of United’s website at www.upcic.com. Once at the “Investor Relations” section, interested parties should click on “Events & Presentations”. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., underwrites primarily homeowners insurance in the state of Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, policyholder service and claims. The Company distributes its homeowners, dwelling fire and flood products through over 200 agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about United. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of United or United’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Please refer to the documents filed by United Insurance Holdings Corp. with the SEC, specifically the most recent report on Form 10-Q, and our registration statement on Form S-4, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. The information set forth herein should be read in light of such risks. United assumes no obligation to update the information contained in this press release.

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CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Nick Griffin		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / ngriffin@upcic.com		(212) 836-9606 / aprior@equityny.com

United Insurance Holdings Corp.

March 31, 2009

Condensed Consolidated Statements of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
REVENUE:
Gross premiums written	$34,748	$27,253	$141,556	$145,050
Gross premiums ceded	(2,750)	(967)	(59,251)	(58,511)

Net premiums written	31,998	26,286	82,305	86,539
Decrease (increase) in net unearned premiums	(11,228)	(3,127)	(1,161)	(1,181)

Net premiums earned	20,770	23,159	81,144	85,358
Net investment income	1,583	1,815	6,632	7,751
Net realized investment gains (losses)	(40)	409	1,116	322
Commission and fees	748	326	2,778	2,414
Policy assumption bonus	51	1,981	6,493	13,556
Other revenue	568	543	2,899	3,200

Total revenue	23,680	28,233	101,062	112,601

EXPENSES:
Losses and loss adjustment expenses	3,089	7,211	28,063	25,662
Policy acquisition costs	4,438	3,971	17,616	17,022
Operating and underwriting expenses	1,922	4,716	6,460	9,404
Salaries and wages	1,131	985	3,466	2,792
General and administrative expenses	1,311	99	3,607	2,078
Interest expense	848	714	2,811	6,078

Total expenses	12,739	17,696	62,023	63,036

Income before other income (expense)	10,941	10,537	39,039	49,565
Other income and (expenses)	—	(1,626)	2,564	(1,626)

Income before income taxes	10,941	8,911	41,603	47,939
Provision for income taxes	4,092	1,012	8,184	8,297

Net income	$6,849	$7,899	$33,419	$39,642

Weighted average shares outstanding
Basic	10,548,932	10,548,932	10,548,932	10,548,932

Diluted	10,548,932	11,775,088	10,854,743	11,775,088

Earnings per share
Basic	$0.65	$0.75	$3.17	$3.76

Diluted	$0.65	$0.67	$3.08	$3.37

PRO FORMA COMPUTATION OF INCOME TAXES FOR ALL ENTITIES FOR ALL HISTORICAL PERIODS PRIOR TO THE MERGER (Unaudited):

Historical income before income taxes		$8,911	$41,603	$47,939
Pro forma provision for income taxes		3,437	16,048	18,492

Pro forma net income		$5,474	$25,555	$29,447

Pro forma earnings per share
Basic		$0.52	$2.42	$2.79

Diluted		$0.46	$2.35	$2.50

United Insurance Holdings Corp.

March 31, 2009

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands, except share and par value amounts

	December 31,
	2008	2007
ASSETS
Investments available for sale, at fair value:

Fixed maturities	$115,332	$107,410
Equity securities	10,586	6,072
Other long-term investments	300	300

Total investments	126,218	113,782
Cash and cash equivalents	31,689	56,852
Accrued investment income	1,392	1,385
Premiums receivable, net	10,216	9,966
Reinsurance recoverable on paid and unpaid losses	22,604	16,816
Prepaid reinsurance premiums	26,518	26,345
Deferred policy acquisition costs, net	9,075	7,547
Property and equipment at cost, net	294	108
Capitalized software, net	1,232	—
Deferred income tax assets, net	2,744	4,733
Other assets	1,139	4,892

Total Assets	$233,121	$242,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	40,098	36,005
Unearned premiums	74,384	73,051
Reinsurance payable	16,694	10,852
Accrued tax distribution payable	—	9,227
Advance premiums	2,152	2,396
Accounts payable and accrued expenses	12,871	13,858
Current portion of notes payable	4,621	11,000
Shares subject to mandatory redemption	—	2,564
Income taxes payable	1,366	2,303
Other liabilities	1,326	2,238
Long-term notes payable, net	36,682	32,833

Total Liabilities	190,194	196,327

Commitments and contingencies (Note 14)	—	—

Stockholders’ Equity:

Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2008 and 2007	—	—

Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,548,932 issued and outstanding for 2008 and 2007	1	1
Additional paid-in capital	—	7,463
Accumulated other comprehensive income (loss)	(1,490)	744
Retained earnings	44,416	37,891

Total Stockholders’ Equity	42,927	46,099

Total Liabilities and Stockholders’ Equity	$233,121	$242,426